Exhibit 10.1
DIGITALOCEAN, LLC
101 AVENUE OF THE AMERICAS
NEW YORK, NY 10013

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment (the “Amendment”) is entered into on September 15, 2023 (the “Effective Date”) by and between DigitalOcean, LLC (the “Company”) and W. Matthew Steinfort (the “Executive) (individually a “Party” and collectively, the “Parties”) and amends the Employment Agreement entered into by the Parties, dated as of November 15, 2022 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties previously entered into the Agreement and desire to amend certain terms contained therein.

NOW, THEREFORE, the Parties agree as follows:

1.Base Salary: Effective as of September 1, 2023, the term “Base Salary” shall mean five hundred forty thousand ($540,000) per year, as may be modified from time to time, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.Annual Bonus: Effective as of September 1, 2023, the term “Annual Bonus” shall mean that Executive is eligible for an annual discretionary cash bonus of up to eighty percent (80%) of Executive’s Base Salary.
3.Equity Compensation: Executive shall receive a grant of RSUs in an amount equal to two million six hundred thousand dollars ($2,600,000). The actual number of RSUs granted to Executive will be calculated based on the stock price of Holdings on the New York Stock Exchange prior to the date of grant. The RSUs will have a four-year quarterly vesting schedule with a one-year cliff and the other terms and conditions shall be consistent with the Plan and the applicable RSU agreement.
4.Severance. For a period of two (2) years from the Effective Date, the terms below shall apply. Following the two (2) year anniversary of the Effective Date, the original terms set forth in Section 5.2(ii) of the Agreement shall govern and the following amended terms shall have no force and effect.
a.Severance: In the event that Executive’s employment with the Company terminates pursuant to Section 5.2(ii) of the Agreement:

i.All references to six (6) months in Section 5.2(ii) shall be replaced with references to twelve (12) months; and
ii.Section 5.2(ii)(c) is hereby added:
(c)     As of the Separation Agreement effective date, the vesting for all outstanding equity awards in Holdings held by Executive immediately prior to the employment termination date (if any) shall be accelerated by twelve (12) months from the employment termination date and vest on the termination date. With respect to any outstanding unvested equity awards in Holdings subject to performance-based vesting, the total number of Eligible Restricted Stock Units (as defined in the applicable RSU Agreement) shall be determined by the Compensation Committee of the Board as of the employment termination date and, for such purposes, shall equal the number of RSUs that would become eligible to vest using the Company’s internal forecast for the full applicable Performance Period (as defined in the applicable RSU Agreement) as of the employment termination date when determining the achievement of the Company’s Financial Performance Level (as defined in the applicable RSU Agreement). For the avoidance of doubt, if the Company’s internal forecast for the full applicable Performance Period as of the employment termination date is below the minimum threshold set forth in the applicable RSU agreement, no RSUs will become eligible to vest or accelerate.
b.Good Reason: Section 8(ii) is hereby amended and restated as follows:
(ii)    Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the Parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, (1) a reversion of Executive’s duties to duties substantially similar to those required by a Chief Financial Officer, including the transfer of all or any portion of the human resources/people, legal or communications teams away from the responsibilities of Executive, will not be deemed a “material reduction” and (2) changes that result solely from the Company becoming a subsidiary or a division of an acquiring company in connection with a Change in Control will not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) a material reduction in Executive’s target bonus, which the Parties agree is a reduction of at least 10% of Executive’s target bonus (unless pursuant to an overall reduction program applicable generally to the Company’s similarly situated employees); (d) a material breach by the Company of this Agreement or (e) the Company requiring Executive, without his prior consent, to relocate his primary workplace to a location that is more than fifty (50) miles from the Company’s current office in Boulder, Colorado. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after Executive first becoming aware of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.
5.Except as amended herein, all other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below.

DIGITALOCEAN, LLC

By: /s/ Alan Shapiro
Name: Alan Shapiro
Title: General Counsel
Date: 9/16/2023

EXECUTIVE
/s/ W. Matthew Steinfort
W. Matthew Steinfort
Date: 9/16/2023